UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2024

Vital Farms, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39411	27-0496985
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3601 South Congress Avenue Suite C100 Austin, Texas	78704
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 455-3036

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	VITL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Chief Operating Officer

On April 3, 2024, Vital Farms, Inc. (the “Company”) entered into a transition agreement (the “COO Transition Agreement”) with Jason Dale, the Company’s Chief Operating Officer and principal operating officer, pursuant to which Mr. Dale will transition into a non-employee advisory role with the Company. The Company is engaged in a search for a Chief Supply Chain Officer (or similarly titled position) to assume certain of Mr. Dale’s responsibilities.

“Jason has been an integral part of the Vital Farms story,” said Russell Diez-Canseco, the Company’s President and Chief Executive Officer. “In nearly a decade with the company, including service as CFO and COO, Jason has had a lasting impact on each of our stakeholder groups. This impact is evidenced by our network of family farms and our Egg Central Station processing facility, each of which Jason has been instrumental in helping to develop and expand. We wish Jason the best and look forward to working with him to ensure a successful transition.”

Pursuant to the COO Transition Agreement, Mr. Dale will serve as Chief Operating Officer and principal operating officer until the earlier to occur of: (i) the start date of the Company’s Chief Supply Chain Officer (or similarly titled position) or (ii) August 31, 2024 (the “Separation Date”). On August 31, 2024, Mr. Dale will transition to a non-employee advisory role through December 31, 2024 (the “Advisory Period”) to ensure a smooth leadership transition. Prior to the Separation Date, Mr. Dale will continue to receive his current base salary and medical benefits; provided, that Mr. Dale performs such job duties for the Company and assists in such transition-related duties as the Company may deem necessary and appropriate. During the Advisory Period, Mr. Dale will receive a monthly retainer of $10,000 and will continue to vest in any equity awards. Upon completion of the Advisory Period, in exchange for a general release of claims in favor of the Company, Mr. Dale will receive severance benefits pursuant to his Second Amended and Restated Employment Agreement, dated as of April 1, 2022, in the form of: (i) 18 months of his annual base salary over the 18-month period following the Departure Date and (ii) reimbursement of COBRA premiums for a period of up to 12 months.

The foregoing description of the terms of the COO Transition Agreement is not complete and is qualified in its entirety by reference to the full text of the COO Transition Agreement, which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2024.

Principal Accounting Officer

On April 4, 2024, the Company accepted the resignation of Jeffery Dawson, the Company’s Chief Accounting Officer and principal accounting officer, and entered into a transition agreement, pursuant to which Mr. Dawson will transition his responsibilities and cease serving as the Company’s Chief Accounting Officer and principal accounting officer effective April 19, 2024 (the “Departure Date”).

“Jeff joined Vital Farms shortly after our initial public offering and has helped to stand up a public company accounting function that is well positioned to support our continued growth,” said Thilo Wrede, the Company’s Chief Financial Officer. “We wish Jeff well and thank him for all his contributions to Vital Farms.”

Mr. Wrede will serve as the Company’s principal accounting officer following Mr. Dawson’s Departure Date. The Company has retained a temporary corporate controller and is engaged in a search for a new permanent corporate controller to assume certain of Mr. Dawson’s responsibilities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vital Farms, Inc.

Dated: April 5, 2024	By:	/s/ Joanne Bal
Joanne Bal
General Counsel, Corporate Secretary and Head of Impact